Exhibit 10.23

EXECUTIVE EMPLOYMENT AGREEMENT

AVID TECHNOLOGY, INC.

This Executive Employment Agreement (“Agreement”) is entered into as of February 16, 2006 (the “Effective Date”) between Avid Technology, Inc., a Delaware corporation with its principal executive offices at Avid Technology Park, Tewksbury, Massachusetts (the “Company”), and Sharad Rastogi (“Executive”) of 11 Longwood Avenue, #202, Brookline, MA 02446.

Article 1. Services

1.1.        Service. During the Term (as defined below), the Company shall retain the services of Executive to serve as an executive employee of the Company and the Executive shall devote his time and render services to the Company upon the terms and conditions set forth below.

1.2.        Duties. During the Term, Executive agrees to perform such executive duties consistent with his position as may be assigned to him from time to time by the Chief Executive Officer or the Board of Directors and to devote his full working time and attention to such duties.

1.3.        No Conflicting Commitments. During the Term, Executive will not undertake any commitments, engage or have an interest in any outside business activities or enter into any consulting agreements which, in the opinion of the Company, conflict with the Company’s interests or which might impair the performance of Executive’s duties as a full time employee of the Company.

Article 2. Term

2.1.        Term. The term of this Agreement (the "Term") shall commence on the Effective Date and, unless this Agreement terminates sooner pursuant to Section 6.4 of this Agreement, shall end when the Executive’s employment terminates pursuant to Section 4.1 of this Agreement.

Article 3. Payments

3.1.        Base Compensation. During the time that Executive is an employee of the Company, the Company shall pay to Executive a base salary (the “Base Salary”) of $275,000 per annum, payable in regular installments in accordance with the Company’s usual payment practices. The Base Salary shall be reviewed by the Board of Directors’ Compensation Committee during the term of this Agreement and adjusted accordingly at the discretion of the Compensation Committee.

3.2.        Incentive Payments. During the time that Executive is an employee of the Company, Executive shall be entitled to participate, at the sole discretion of the Board of Directors, in any cash incentive payment or bonus plan established by the Company for its executive employees, as such plan is amended from time to time.

3.3.        Fringe Benefits. During the time that Executive is an employee of the Company, in addition to Executive’s Base Salary and incentive payments or bonuses, if any, the Company shall provide Executive and his dependents medical insurance and such other benefits as are generally made available by the Company to its full-time executive employees, as amended from time to time.

3.4.        Participation in Equity Incentive Plans. During the time that Executive is an employee of the Company, Executive shall be entitled to participate in the Company’s stock option plans to the extent and in the manner determined by the Company’s Board of Directors in its absolute discretion.

Article 4. Termination

4.1.        Termination. Executive’s employment hereunder shall terminate immediately upon the occurrence of any of the following events:

4.1.1.	Executive’s death;

4.1.2.     The termination of the Executive’s employment by the Company for Disability (as defined below), to be effective immediately upon delivery of notice thereof;

4.1.3.     The termination of Executive’s employment by the Company for Cause (as defined below), to be effective immediately upon delivery of notice thereof;

4.1.4.     The termination of Executive’s employment by the Company, without Cause and not as a result of Executive’s death or Disability, to be effective thirty (30) days after the Company delivers written notice thereof to the Executive;

4.1.5.      The termination of Executive’s employment by Executive without Good Reason (as defined below) to be effective thirty (30) days after Executive delivers written notice thereof from Executive to the Company; or

4.1.6.     The termination of Executive’s employment by Executive with Good Reason (as defined below), to be effective thirty (30) days after Executive delivers written notice thereof to the Company setting forth in reasonable detail the facts upon which the Executive claims that Good Reason exists.

“Cause” shall mean (i) Executive’s material failure to perform (other than by reason of death or Disability) his duties and responsibilities as assigned by the Chief Executive Officer or Board in accordance with Section 1.2 above, which is not remedied after thirty (30) days’ written notice from the Company (if such failure is susceptible to cure), (ii) a breach of any of the provisions of this Agreement or any other agreement (including the Invention and Non-

Disclosure Agreement) between the Executive and the Company, which is not cured after ten (10) days’ written notice from the Company (if such breach is susceptible to cure), (iii) a serious and material violation of Company policy (for purposes of this clause any violation of the Company’s Conflicts of Interest policy shall be deemed serious and material), which is not cured after ten (10) days’ written notice from the Company (if such breach is susceptible to cure), (iv) fraud, embezzlement or other material dishonesty with respect to the Company, or (v) commission of a felony or any other crime involving fraud, dishonesty or moral turpitude. Notwithstanding the foregoing, “Cause” shall not include any failure to achieve results as a result of factors or events beyond the reasonable control of the Executive.

“Disability” shall mean the Executive’s absence from the full-time performance of his duties with the Company for more than one hundred and eighty (180) days during a three hundred and sixty-five (365) day period as a result of incapacity due to mental or physical illness, as a result of which the Executive is deemed “disabled” by the institution appointed by the Company to administer its long-term disability plan (or any successor plan).

“Good Reason” shall mean (i) a material reduction in the nature of Executive’s duties or the scope of Executive’s responsibility from those in effect on the date of this Agreement, without Executive’s express written consent; (ii) a reduction in Executive’s Base Salary as in effect on the date hereof or as the same may be increased from time to time, without Executive’s express written consent, other than a reduction which is part of an across-the-board proportionate reduction in the salaries of all senior executives of the Company imposed because the Company is experiencing financial hardship (provided such reduction is not more than 20% and does not continue for more than twelve (12) months); (iii) the Company’s requiring Executive to be based anywhere other than within fifty (50) miles of Executive’s office location as in effect on the date hereof, without Executive’s express written consent; and (iv) any material breach of this Agreement by the Company; provided, however, that a termination for Good Reason by Executive can occur only if (i) Executive has given the Company a notice of intent to terminate for Good Reason at least ten (10) days before giving the termination notice described in Section 4.1.6 above and the Company has not cured the cause for Good Reason within ten (10) days after receipt of such notice, and (ii) such notice is given within ninety (90) days after the occurrence of the event giving rise to Good Reason.

4.2.	Adjustments Upon Termination.

4.2.1.     If Executive’s employment with the Company terminates pursuant to Sections 4.1.1 or 4.1.2 hereof, (a) the Company shall continue to make payments to Executive or Executive’s heirs, successors or legal representatives, as the case may be, in accordance with Section 3.1 hereof until twelve (12) months after the date of such death or Disability (less the amount of any payments made to the Executive under any long-term disability plan of the Company) and (b) notwithstanding any provision to the contrary in any Avid stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan, any stock options or restricted stock awards held by Executive as of the date of death or Disability shall become exercisable or vested, as the case may be, as to an additional number of shares equal to the number that would have been exercisable or vested as of the end of the twelve (12) month period immediately following the date of death or Disability; provided, however, that in order to be eligible to receive any of the salary or benefits under this Section 4.2, Executive or his or her personal representative shall be required to execute and deliver to the Company (without subsequent revocation if provided for therein) a general release of claims against the Company, excluding any claims concerning the Company’s obligations under this Agreement, and shall be required to sign such other agreements as executive employees of the Company are generally required to sign if Executive shall not have already done so. The Company shall have no other liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through Executive.

4.2.2.     If Executive’s employment with the Company terminates pursuant to Section 4.1.3 or 4.1.5 hereof, (a) all payments and benefits provided to Executive under this Agreement shall cease as of the effective date of such termination (the “Date of Termination”), except that Executive shall be entitled to any amounts earned, accrued or owing but not yet paid under Section 3.1 above and any benefits due in accordance with the terms of any applicable benefits plans and programs of the Company and (b) all vesting of all stock options then held by the Executive shall immediately cease as of the date of such termination.

4.2.3.     If Executive’s employment with the Company terminates pursuant to Section 4.1.4 or 4.1.6 hereof, (a) the Company shall continue to make payments to Executive in accordance with Section 3.1 hereof until the date that is twelve (12) months after the Date of Termination (the “Severance Pay Period”), (b) the Company shall pay Executive incentive compensation for the year in which the Date of Termination occurred, in the amount of Executive’s target award multiplied by the applicable actual plan payout factor and pro rated by the number of months Executive was employed by the Company during the year of the Date of Termination; the bonus will be paid in a lump sum on or about the date on which the Company pays bonuses to senior executives who remain employed with the Company, (c) the Company shall continue to provide Executive with benefits in accordance with Section 3.3 hereof throughout the Severance Pay Period, to the extent permitted by the terms of such plans and applicable law, (d) the Company shall provide Executive with outplacement benefits in accordance with the Company’s then–current executive outplacement program, provided that no outplacement benefits shall be paid after the end of the second calendar year following the calendar year in which the Date of Termination occurred, and (e) notwithstanding any provision to the contrary in any Avid stock plan, or under the terms of any grant, award agreement or form for exercising any right under any such plan, any stock options or restricted stock awards held by Executive as of the Date of Termination shall become exercisable or vested, as the case may be, as to an additional number of shares equal to the number that would have been exercisable or vested as of the end of the twelve (12) month period immediately following the Date of Termination; provided, however, that in order to be eligible to receive any of the salary or benefits under this Section 4.2.3, Executive shall be required to execute and deliver to the Company (without subsequent revocation if provided for therein) a general release of claims against the Company, excluding any claims concerning the Company’s obligations under this Agreement, and shall be required to sign such other agreements as executive employees of the Company are generally required to sign if Executive shall not have already done so. Nothing in this Agreement shall be construed to extend the time period within which any option may be exercised beyond the period specified in the applicable stock plan or under the terms of any grant, award agreement or form for exercising any right under any such plan. No other payments or benefits shall be due under this Agreement to Executive, but Executive shall be entitled to any benefits accrued or earned in accordance with the terms of any applicable benefit plans and programs of the Company.

4.2.4.     If any of the payments to be made to Executive under this Article 4 constitute "nonqualified deferred compensation" within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), then if Executive is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code, the commencement of the delivery of any such payments will be delayed to the date that is 6 months after Executive’s Date of Termination (the “Earliest Payment Date”). Any payments that are delayed pursuant to the preceding sentence shall be paid on the Earliest Payment Date.

Article 5. Non-Competition and Non-Solicitation

5.1.        Non-Competition and Non-Solicitation. Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and accordingly agrees that while Executive is employed by the Company and for a period of one (1) year after the Date of Termination of Executive’s employment hereunder:

5.1.1.     Executive will not engage in any activity which is competitive with any business which is now, or is at any time during Executive’s employment with the Company, conducted by the Company, including without limitation becoming an employee, investor (except for passive investments of not more than one percent (1%) of the outstanding shares of, or any other equity interest in, a company or entity listed or traded on a national securities exchange or in an over-the-counter securities market), officer, agent, partner or director of, or other participant in, any firm, person or other entity in any geographic area that competes or plans to compete with the Company in the business of the development, manufacture, promotion, distribution or sale of digital film, video or audio editing, special effects, 3D or newsroom automation systems or products or other business in which the Company is engaged or plans to engage at the time of Executive’s termination.

5.1.2.     Executive will not directly or indirectly assist others in engaging in any of the activities in which Executive is prohibited to engage by Section 5.1.1 above.

5.1.3.     Executive will not directly or indirectly either alone or in association with others (a) solicit, or permit any organization directly or indirectly controlled by Executive to solicit, any employee of the Company to leave the employ of the Company, or (b) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by Executive to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time; provided that this clause (5.1.4) shall not apply to the solicitation, hiring or engagement of any individual whose employment with the Company has been terminated for a period of one year or longer.

5.1.4.     Executive will not directly or indirectly either alone or in association with others solicit, or permit any organization directly or indirectly controlled by Executive to solicit,

any current or future customer or supplier of the Company to cease doing business in whole or in part with the Company or otherwise adversely modify his, her or its business relationship with the Company.

5.2.        Reasonableness of Restrictions. It is expressly understood and agreed that (a) although Executive and the Company consider the restrictions contained in this Article 5 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Article 5 is unenforceable, such restriction shall not be rendered void but shall be deemed to be enforceable to such maximum extent as such court may judicially determine or indicate to be enforceable and (b) if any restriction contained in this Agreement is determined to be unenforceable and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

5.3.        Remedies for Breach. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of this Section 5 would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining orders, temporary or permanent injunctions or any other equitable remedy which may then be available. Executive hereby irrevocably waives any right to a trial by jury in any action, suit, or other legal proceeding arising under or relating to any provision of this Agreement. Notwithstanding any provision of this Agreement to the contrary, upon the occurrence of any breach of Section 5.1, if Executive is employed by the Company, the Company may immediately terminate the employment of Executive for Cause in accordance with Section 4.1.3, and, whether or not Executive is employed by the Company, the Company shall immediately cease to have any obligations to make payments to Executive under this Agreement.

5.4.        Survival. Notwithstanding the termination of this Agreement or Executive’s services hereunder for any reason, this Article 5 shall survive any such termination.

Article 6. Miscellaneous

6.1.        Obligation of Successors. Subject to Section 6.4, any successor to substantially all of the Company’s assets and business, and any successor to substantially all of the assets of the division of the Company in which Executive is employed, whether by merger, consolidation, purchase of assets or otherwise, shall succeed to the rights and obligations of the Company hereunder.

6.2.        Notice. All notices required or permitted hereunder shall be in writing and deemed effectively given (i) when delivered in person, (ii) on the third business day after mailing by registered or certified mail, postage prepaid, (iii) on the next business day after delivery to an air courier for next day delivery, paid by the sender, or (iv) when sent by telecopy or facsimile transmission during normal business hours (9:00 a.m. to 5:00 p.m.) where the recipient is located (or if sent after such hours, as of commencement of the next business day), followed within twenty-four hours by notification pursuant to any of the foregoing methods of delivery, in all cases addressed to the other party hereto as follows:

(a)	If to the Company:

Avid Technology, Inc.

Avid Technology Park

One Park West

Tewksbury, MA 01876

Attention: Vice President, Human Resources

Facsimile: (978) 640-0065

(b)	If to Executive:

Sharad Rastogi

11 Longwood Avenue, #202

Brookline, MA 02446

or at such other address or addresses as either party shall designate to the other in accordance with this Section 6.2.

6.3.        Survival. The respective rights and obligations of the parties under this Agreement shall survive any termination of Executive’s employment to the extent necessary to the intended preservation of such rights and obligations.

6.4.        Complete Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior agreements between the parties with respect to the subject matter hereof, except for the Change in Control Agreement between Executive and the Company dated February 16, 2006, as it may be amended from time to time (the “Change in Control Agreement”). This Agreement shall terminate upon the occurrence of a Change in Control (as defined in the Change in Control Agreement) during the term of the Change in Control Agreement. It may not be modified or amended except upon written amendment approved by the Company’s Chief Executive Officer and executed by a duly authorized officer of the Company and by Executive.

6.5.        Applicable Law. This Agreement shall be interpreted in accordance with the laws of the Commonwealth of Massachusetts (without reference to the conflicts of laws provisions thereof) and the parties hereby submit to the jurisdiction of the courts of that state.

6.6.        Severability. If any non-material provision of this Agreement shall be held invalid or unenforceable, it shall be deemed to be deleted or qualified so as to be enforceable or valid to the maximum extent permitted by law, and the remaining provisions shall continue in full force and effect.

6.7.        Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, assigns and personal representatives, except that the duties, responsibilities and rights of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive, except to the extent that the rights of Executive hereunder may be enforceable by his heirs, executors, administrators or legal representatives.

6.8.        Captions. Captions of sections have been added only for convenience and shall not be deemed to be a part of this Agreement.

6.9.        Section 409A Compliance. If any of the payments to be made hereunder are deemed to be nonqualified deferred compensation subject to regulation under Section 409A of the Internal Revenue of 1986 (“Section 409A”), then the parties agree to negotiate in good faith and amend all applicable provisions of this Agreement on a timely basis to the extent necessary to comply with Section 409A, in a manner that preserves, as near as possible, the economic benefits which the Executive and the Company negotiated in good faith when entering into this Agreement.

6.10.      Further Assurances. Each party hereto agrees to furnish and execute such additional forms and documents, and to take such further action, as shall be reasonable and customarily required in connection with the performance of this Agreement or the payment of benefits hereunder.

6.11.      Updated Agreement. The parties hereto recognize that the Company may in the future negotiate changes in the standard form employment agreement between the Company and other officers of the Company, in part to comply with Section 409A. In that event, the Executive agrees that he/she will, upon the request of the Company, sign such standard form agreement, which standard form agreement shall supersede this Agreement.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement as of the date first above written.

Avid Technology, Inc.

By: /s/ Trish Baker

Name: Trish Baker

Title: Vice President of Human Resources

/s/ Sharad Rastogi

Sharad Rastogi, individually